REVOLVING CREDIT PROMISSORY NOTE

$250,000	January 1, 2016

For Value Received, the undersigned promises to pay on or before January 1, 2018, to the order of David E. Brody (“Holder”), at 2209 Green Oaks Lane, Greenwood Village, Colorado 80121, or at such other place as the Holder hereof may from time to time designate, the unpaidamount of all sums that have been advanced to or for the benefit of the undersigned to be applied as working capital in connection with the business of the undersigned. No request for an advance will be honored if a default hereunder shallhave occurred and exists, or if the amount requestedwouldexceed the sum of Two Hundred Fifty Thousand Dollars ($250,000).

Advances shall be made on a revolving basisand, subject to the provisions hereof, the undersigned may borrow, prepay, and reborrow under the Loan Agreement fromtime to time, and at any time prior to the due date of this Note.

The unpaid balance of this Note at any time shall be the total amount advanced, plus interest accrued thereon and costs,expenses, and fees chargeable hereunder, less the amount of payments made hereon by or for the undersigned, whichbalance may be indorsed hereon from time to time by the Holder hereof.Interest shall be charged on the unpaid principal balance of this Note to the date of maturity on a monthly basis for theactual number of months any portion of the principal is outstanding, computed on the basis of a 360-day year, at a rate (theNote Rate) equal to the sum of three percent (3%) per annum.

All unpaid principal and interest shall be payable on the due date of this Note. Upon default, all obligations under this Note shall bear interest, until paidin full, at a per annum rate equal to ten percent (10%) per annum. Payment due under this Note shall be made in lawful money of the United States and in immediatelyavailable funds, and when made shall be first applied to accrued costs, expenses, and fees, if any, then to interest due, andthen to the reduction of the principal amount of this Note.

No provision of this Note is intended to or shall require or permit the Holder, directly or indirectly, to take, receive, contract for, or reserve, in money, goods, or things inaction, or in any other way, any interest (including amounts deemed by law to be interest, such amounts to then be deemedto be an addition to the rate of interest agreed upon) in excess of the maximum rate of interest permitted by applicable law inthe state of Colorado as of the date hereof. If any such excess shall nevertheless be provided for, or be adjudicated by a court ofcompetent jurisdiction to be provided for, the undersigned shall not be obligated to pay such excess but, if paid, then suchexcess shall be applied against the unpaid principal balance of this Note or, to the extent that the principal balance has beenpaid in full by reason of such application or otherwise, such excess shall be remitted to the undersigned.

The undersigned hereby agrees (1) to any and all extensions (including extensions beyond the original term hereof) andrenewals hereof, from time to time, without notice, and that no such extension or renewal shall constitute or be deemed arelease of any obligation of the undersigned to the Holder hereof; (2) that any written modification, extension, or renewalhereof executed by the undersigned shall constitute a representation and warranty of the undersigned that the unpaid balanceof principal, interest, and other sums owing hereunder at the time of such modification, renewal, or extension are owedwithout adjustment for any offset, counterclaim, or other defense of any kind by the undersigned against Holder; (3)that this Note shall be governed by the laws of the state of Colorado applicable to the Holder hereof upon demand any and allcosts, expenses, and fees (including reasonable attorney fees) incurred in enforcing or attempting to recover payment of theamounts due under this Note, including negotiating, documenting, and otherwise pursuing or consummating modifications,extensions, compositions, renewals, or other similar transactions pertaining to this Note, irrespective of the existence of anevent of default, and including costs, expenses, and fees incurred before, after, or irrespective of whether suit is commenced,and in the event suit is brought to enforce payment hereof, such costs, expenses, and fees and all other issues in such suitshall be determined by a court sitting without a jury.

The undersigned authorizes Holder to furnish any information in its possession, however acquired, concerning theundersigned to any person or entity, for any purpose that Holder, in good faith and in its sole discretion,believes to be proper, including without limitation, the disclosure of information to any actual or prospective lender to theundersigned, any actual or prospective participant in a loan between the undersigned and Holder, any prospective purchaser ofsecurities issued or to be issued by the undersigned, and, to the extent permitted by law, any governmental body or regulatory agency,or in connection with the actual or prospective transfer of all or a portion of this Note to a third party.

Maker:

XTI Aircraft Company

By:
David E. Brody, Chairman

AGREED TO AND ACCEPTED:

David E. Brody, an individual (Holder)

Address:2209 Green Oaks Lane

Greenwood Village, Colorado 80121